EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Diagnostic Imaging International Corp.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Diagnostic Imaging International Corp. of our report dated March 21, 2007, relating to the balance sheet as of December 31, 2008 and the related statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2008 and 2007, which appear in the December 31, 2008 Annual Report on Form 10-K/A of Diagnostic Imaging International Corp.

/s/ M&K CPAS, PLLC

M&K CPAS, PLLC

Houston, Texas

June 3, 2009